EXHIBIT 99.1

Iconic Brands Announces Effective Date of Stock Split

AMITYVILLE, NY — January 17, 2019 (Globe Newswire) — via NewMediaWire — Iconic Brands, Inc. (OTC PINK: ICNB) is pleased to announce that the 1-for-250 reverse stock split of its common stock previously announced will take effect at the open of trading on January 18, 2019. Beginning on that date, and continuing for 20 business days, Iconic’s common stock will trade under the symbol “ICNBD”, after which it will revert back to “ICNB”.

“This action is a critical step towards advancing the corporate initiatives, making our company shares attractive to a larger investor pool, attracting more qualified financing partners, and allowing the company to negotiate with our acquisition candidates on a more favorable basis,” stated Richard DeCicco, Iconic’s President and CEO.

The company will apply for OTCQB listing within the next 30 days, and will ultimately look to uplist to NASDAQ once their listing criteria is met.

“The company believes this action to be in the best interest of our shareholders and company, and best positions our company for growth,” continued Mr. DeCicco.

About Iconic Brands, Inc.

Iconic Brands Inc. ("Iconic") is a beverage company with expertise in developing, from inception to completion, alcoholic beverages for itself and third parties. Iconic Brands markets and places products into national distribution through long standing industry relationships. Iconic is a leader in "Celebrity Branding" of beverages, procuring superior and unique products from around the world and branding its products with internationally recognized celebrities. Currently offering Bivi Vodka, www.BiviVodka.com and Bellissima Prosecco, www.BellissimaProsecco.com . Iconic Brands is a developer of private label spirits for established chains and brands both domestically and internationally. Under its newly formed subsidiary, Hempology Inc., Iconic Brands is, to the extent the law allows, developing liquor based products infused with Hemp and CBD.

Please visit our website and follow us on twitter @BellissimabyCB and on Instagram @BellissimaProsecco: View Christie’s appearance schedule which we will continue to update, and great new recipes; www.bellissimaprosecco.com

Forward-Looking Statements

This press release may contain forward-looking statements that involve risks and uncertainties. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology including "could", "may", "will", "should", "expect", "plan", "anticipate", "believe", "estimate", "predict", "potential" and the negative of these terms or other comparable terminology. While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested in this report. Except as required by applicable law, we do not intend to update any of the forward-looking statements so as to conform these statements to actual results. Investors should refer to the risks disclosed in the Company's reports filed from time to time with the Securities and Exchange Commission and available at www.sec.gov.

Iconic Brands, Inc. Info@IconicBrandsUSA.com